Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 10 DATED NOVEMBER 1, 2016
TO THE PROSPECTUS DATED APRIL 1, 2016

This supplement No. 10 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 10 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose the recent share pricing information.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from October 1 to October 31, 2016, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
October 3, 2016	$11.22	$11.25	$11.25	$11.26	$11.24
October 4, 2016	$11.22	$11.25	$11.25	$11.26	$11.24
October 5, 2016	$11.22	$11.25	$11.25	$11.26	$11.24
October 6, 2016	$11.22	$11.25	$11.25	$11.26	$11.24
October 7, 2016	$11.22	$11.25	$11.26	$11.26	$11.24
October 10, 2016	$11.22	$11.25	$11.26	$11.26	$11.25
October 11, 2016	$11.22	$11.26	$11.26	$11.26	$11.25
October 12, 2016	$11.22	$11.26	$11.26	$11.26	$11.25
October 13, 2016	$11.24	$11.27	$11.27	$11.28	$11.26
October 14, 2016	$11.24	$11.27	$11.27	$11.28	$11.26
October 17, 2016	$11.24	$11.27	$11.27	$11.28	$11.26
October 18, 2016	$11.24	$11.27	$11.27	$11.28	$11.26
October 19, 2016	$11.24	$11.27	$11.28	$11.28	$11.27
October 20, 2016	$11.24	$11.27	$11.28	$11.28	$11.27
October 21, 2016	$11.25	$11.29	$11.29	$11.29	$11.28
October 24, 2016	$11.25	$11.29	$11.29	$11.29	$11.28
October 25, 2016	$11.25	$11.29	$11.29	$11.30	$11.28
October 26, 2016	$11.26	$11.29	$11.29	$11.30	$11.28
October 27, 2016	$11.26	$11.29	$11.30	$11.30	$11.29
October 28, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
October 31, 2016	$11.26	$11.30	$11.30	$11.31	$11.29

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.